UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No. )

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Kimco Realty Corporation

 (Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

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ADDITIONAL MATERIAL FOR PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on May 13, 2008

Dear Stockholder:

The Board of Directors of Kimco Realty Corporation (the “Company”) regrets to report that Mr. Martin S. Kimmel passed away on April 16, 2008 at the age of 92.  Mr. Kimmel was a Director, Chairman (Emeritus) of the Board of Directors of the Company, and founding member of the Company’s predecessor.  Mr. Kimmel was also a member of the Board of Directors’ Executive Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Kimmel was a nominee for election to the Company’s Board of Directors at the Company’s annual stockholders’ meeting to be held on May 13, 2008 (the “2008 Annual Meeting”).  Because of Mr. Kimmel’s death, Mr. Kimmel is removed as a nominee for election to the Board of Directors at the 2008 Annual Meeting.  The Board of Directors has not designated a substitute nominee for Mr. Kimmel and has reduced the size of the Company’s Board of Directors from ten to nine.  The Board of Directors will therefore present only nine nominees for election to the Company’s Board of Directors at the 2008 Annual Meeting.  The Board of Directors recommends that you vote FOR each of these nine nominees.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regards to the existing nominees, unless you choose to revoke your proxy.  If you have not already voted your shares by proxy, you may still use the original proxy card that we previously distributed, and your vote with respect to nominees for director will be counted accordingly, other than votes with respect to Mr. Kimmel, which will be disregarded for purpose of the election of directors at the annual meeting.

By order of the Board of Directors

/s/ Bruce Rubenstein

Bruce Rubenstein

Secretary

April 21, 2008